Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of October 31, 2007 by and between SONIC FOUNDRY, INC., a Maryland corporation having its principal offices at 222 West Washington Avenue, Suite 775, Madison, Wisconsin 53703 (hereinafter referred to as “Sonic Foundry”), and Mr. Kenneth Minor (hereinafter referred to as “Minor”).

WITNESSETH:

WHEREAS, Minor has been serving is Chief Financial Officer of Sonic Foundry; and

WHEREAS, Sonic Foundry desires to continue to employ Minor, and Minor desires to continue to be employed by Sonic Foundry; and

WHEREAS, Sonic Foundry and Minor desire to enter into an employment agreement that will confirm and set forth the terms and conditions of Minor’s continued employment with Sonic Foundry.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties agree as follows:

First: Employment

(a) Employment. Sonic Foundry hereby confirms and agrees that Minor will continue to serve as Chief Financial Officer of Sonic Foundry. In his capacity as Chief Financial Officer of Sonic Foundry, Minor shall report directly to Sonic Foundry’s Chief Executive Officer.

(b) Minor’s Acceptance. Minor hereby agrees to continue to serve as Chief Financial Officer of Sonic Foundry.

Second: Term

Subject to the provisions governing termination as hereinafter provided, the term of this Agreement shall commence on the date hereof (the “Commencement Date”) and shall continue until terminated pursuant to the terms hereof.

Third: Compensation

(a) Base Compensation. For all services rendered by Minor under this Agreement, Sonic Foundry shall pay Minor a salary of $221,000 per year, payable in bi-weekly installments in accordance with Sonic Foundry’s standard payroll practices. The salary payable to Minor may be adjusted by Sonic Foundry at its sole discretion. Minor’s annual salary, as from time to time adjusted by Sonic Foundry, is hereinafter referred to as “Base Compensation”.

(b) Bonus Plans. Minor may receive periodic performance bonuses as may be declared by the Board of Directors of Sonic Foundry (or a duly constituted and empowered committee thereof).

(c) Other Benefits. Minor shall receive such other incidental benefits of employment, such as insurance, retirement plan, employee stock option plan participation, and vacation, as are provided generally to Sonic Foundry’s other salaried employees on the same terms as are applicable to such other employees.

(d) Expenses. Minor shall also be reimbursed for all reasonable business expenses incurred in connection with his employment, including a car allowance in the amount of $650 per month.

Fourth: Extent of Services

Minor agrees that he shall devote sufficient skill, labor and attention to his employment with Sonic Foundry in order to promptly and faithfully do and perform all services pertaining to his position that are or may hereafter be required of him by Sonic Foundry during the term of his employment hereunder.

Fifth: Working Facilities

Minor shall be furnished with facilities and services reasonably suitable to his position and adequate for the performance of his duties.

Sixth: Ownership and Disclosure of Information

(a) Generally. The parties acknowledge that Sonic Foundry and its affiliates (individually and collectively, the “Companies”), have developed and intend to continue the development of and to formulate, acquire and use commercially valuable technical and non-technical information, design and specification documents, concepts, technology, know-how, improvements, proposals, patent applications, techniques, marketing plans, strategies, forecasts, inventions (not limited by the definition of an invention contained in the United States Patent Laws), Trade Secrets (as defined in Sec. 3426.1(d) of the Uniform Trade Secrets Act) and processes which are considered proprietary by the Companies, particularly including, without limitation, software, customer and supplier lists, books and records, computer programs, pricing information and business plans (collectively, the “Proprietary Information”). It is necessary for the Companies to protect the Proprietary Information by patents or copyrights or by holding it secret and confidential.

(b) Access to Proprietary Information. The parties acknowledge that Minor has access to the Proprietary Information and that the disclosure or misuse of such Proprietary Information could irreparably damage the Companies and/or their respective clients or customers.

(c) Nondisclosure to others. Except as directed by Sonic Foundry in writing or verbally, Minor shall not at any time during or after the term of his employment (the “Term”) disclose any Proprietary Information to any person whatsoever, examine or make copies of any reports or other documents, papers, memoranda or extracts for use other than in connection with his duties with

Sonic Foundry or utilize for his own benefit or for the benefit of any other party any such Proprietary Information and will use reasonable diligence to maintain the confidential, secret or proprietary character of all Proprietary Information, provided, however, that Minor may disclose any of such Proprietary Information if compelled to do so by a court or governmental agency, provided further, however, that to the extent allowed by law, Minor shall give Sonic Foundry three business days notice prior to such disclosure.

(d) Property of Sonic Foundry. Minor agrees that any inventions, discoveries, improvements, or works which are conceived, first reduced to practice, made, developed, suggested by, or created in anticipation of, in the course of or as a result of work done under this Agreement by Minor shall become the absolute property of Sonic Foundry. Minor further agrees that all such inventions, discoveries, improvements, creations, or works, and all letters, patent or copyrights that may be obtained therefore shall be the property of Sonic Foundry, and Minor agrees to do every act and thing requisite to vest said patents or copyrights in Sonic Foundry without any other or additional consideration to Minor than herein expressed.

(e) Survivability. Minor acknowledges that his obligations hereunder shall continue beyond the Term with respect to any Proprietary Information (as defined in Article Sixth, paragraph (a) hereof) which came into his possession during the Term.

Seventh: Sonic Foundry’s Right to Terminate For Cause

(a) Cause. Sonic Foundry may at any time during the term of this Agreement discharge Minor for “cause.” The term “cause” is defined herein as Minor’s (i) misappropriation of corporate funds, fraud, embezzlement or other illegal conduct to the detriment of Sonic Foundry, (ii) negligence in the execution of his material assigned duties or Minor’s voluntary abandonment of his job for any reason other than disability; (iii) refusal or failure, after not less than 20 days written notice that such refusal or failure would constitute a default hereunder, to carry out any reasonable and material direction from the Board of Directors given to him in writing; (iv) conviction of a felony; (v) material breach or violation of the terms of this Agreement, which breach or violation shall not have been fully cured (as determined by the Board of Directors acting in good faith) by Minor within 20 days after receipt of written notice of the same from the Board of Directors; (vi) Minor’s death or disability (except that, in the event of Minor’s disability, Sonic Foundry shall, at Minor’s request, prior to discharge, grant Minor a leave of absence of up to six months or such longer period of time as may be required by law); or (vii) Minor’s engagement in drug or alcohol abuse. Minor shall be terminated only following a finding of “cause” in a resolution adopted by majority vote of the Board of Directors of Sonic Foundry.

(b) No Rights Following Cause Termination. Following a termination of Minor’s employment with Sonic Foundry “for cause” pursuant to paragraph (a) of this Article Seventh: (i) all rights and liabilities of the parties hereto shall cease and this Agreement shall be terminated (subject to the continuing obligations of Minor pursuant to Article Sixth and Tenth hereof); and (ii) Minor shall not be entitled to receive any severance benefits, salary, other benefits or compensation of any kind (except for health insurance continuation as required by COBRA, salary accrued through the date of termination and accrued vacation pay as required by law) either as consideration for his employment or in connection with the termination of his employment. In the event that Minor asserts that his voluntary termination was actually a constructive termination, Sonic Foundry shall be entitled to assert as “cause” for such termination any grounds present at the time of such termination which the Board of Directors could have asserted as “cause” if called upon to terminate Minor. Notwithstanding the above, in the event of Minor’s death or disability Minor or his legal representative or estate shall have one year from the date of death or disability to exercise all stock options which were vested upon such date of death or disability.

Eighth: Termination Without Cause

(a) Rights Following Termination Without Cause. Should Minor be discharged by Sonic Foundry at any time during the term of this Agreement except as provided in Article Seventh, Sonic Foundry hereby agrees to pay to Minor, ratably over a one-year period in bi-weekly installments, an amount equal to the highest cash compensation (including Base Compensation and bonus) paid to Minor in any of the last three fiscal years immediately prior to his termination. In addition, in the event Minor is discharged by Sonic Foundry at any time during the term of this Agreement, except as provided in Article Seventh, all of Minor’s unvested stock options and stock grants shall vest immediately upon such termination.

(b) No Additional Rights. Except as set forth above in paragraph (a) of this Article Eighth following a termination of Minor’s employment by Sonic Foundry other than pursuant to Article Seventh above and Article Ninth below: (i) all rights and liabilities of the parties hereto shall cease and this Agreement shall be terminated (subject to the continuing obligations of Minor pursuant to Articles Sixth and Tenth); and (ii) Minor shall not be entitled to receive any severance benefits, salary, other benefits or compensation of any kind (except for health insurance continuation as required by COBRA and accrued vacation pay as required by law) either as consideration for his employment or in connection with the termination of his employment.

Ninth: Right to Voluntary Termination by Minor

(a) Conditions for Termination by Minor. In the event that:

(i) Any “person” becomes a “beneficial” owner, “directly or indirectly”, of stock of Sonic Foundry representing 50% or more of the total voting power of Sonic Foundry’s then outstanding stock, without the written consent of the Board of Directors of Sonic Foundry; or

(ii) Sonic Foundry is acquired by another entity through the purchase of substantially all of its assets, the purchase of all of its outstanding voting securities or a combination thereof, and following such acquisition, Rimas Buinevicius does not remain as Chief Executive Officer and Chairman of the Board of Directors of Sonic Foundry, or the acquisition is without the written consent of the Board of Directors of Sonic Foundry; or

(iii) Sonic Foundry is merged with another entity, consolidated with another entity or reorganized in a manner in which any “person” is or becomes a “beneficial” owner, “directly or indirectly”, of stock of the surviving entity representing 50% or more of the total voting power of the surviving entity’s then outstanding stock, and, following such merger, consolidation or reorganization, Rimas Buinevicius does not remain as Chief Executive

Officer and Chairman of the Board of Directors of Sonic Foundry or of the resultant entity, or the merger, consolidation or reorganization is without the written consent of the Board of Directors of Sonic Foundry;

then, if following any of the events set forth in clauses (i), (ii) or (iii), Minor’s duties are substantially altered or Minor is demoted without cause, Minor shall have the right and option to voluntarily terminate this Agreement upon written notice to Sonic Foundry. All terms used in quotations in clauses (i) and (iii) shall have the meanings assigned to such terms in Section 13 of the Securities Exchange Act of 1934 and the rules, regulations, releases and no-action letters of the Securities and Exchange Commission promulgated thereunder or interpreting any of the same. For purposes of clauses (i) and (iii), the term “affiliate” shall have the meaning assigned to such term in Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the releases and no-action letters interpreting the same.

(b) Rights Following Voluntary Termination After a Change of Control. Following any voluntary termination of employment by Minor pursuant to paragraph (a) of this Article Ninth, Minor shall be entitled to be paid by Sonic Foundry, within thirty (30) days of such termination by Minor, an amount equal to the highest cash compensation (including Base Compensation and bonus) paid to Minor in any of the last three fiscal years immediately prior to his termination. In addition, all of Minor’s unvested stock options and stock grants shall vest immediately upon such termination.

(c) No Additional Rights. Except as set forth above in paragraph (b) of this Article Ninth, if Minor voluntarily terminates his employment with Sonic Foundry pursuant to paragraph (a) of this Article Ninth or otherwise: (i) all rights and liabilities of the parties hereto shall cease and this Agreement shall be terminated (subject to the continuing obligations of Minor pursuant to Articles Sixth and Tenth); and (ii) Minor shall not be entitled to receive any severance benefits, salary, other benefits or compensation of any kind (except for health insurance continuation as required by COBRA and accrued vacation pay as required by law) either as consideration for his employment or in connection with the termination of his employment.

(d) Notice by Minor of Voluntary Termination. Minor agrees to give Sonic Foundry four (4) months notice of any voluntary termination of employment, except for termination pursuant to paragraph (a) above. Upon the giving of such notice, Sonic Foundry may elect to terminate Minor’s employment immediately, and such termination shall be considered a voluntary termination by Minor pursuant to paragraph (c) above.

Tenth: Restrictive Covenant

Minor covenants and agrees that during the period commencing with the date hereof and ending one (1) year from the date Minor’s employment with Sonic Foundry is terminated with or without “cause” or by reason of Minor’s voluntary termination of employment from Sonic Foundry (the “Non-Compete Period”), employee will not compete or attempt to compete with or become associated with any business which competes with the Companies’ automated rich media application software and systems business, or any business activities of the Companies existing on or developed subsequent to the date hereof. Minor covenants and agrees that he will not, without the prior written consent of Sonic Foundry during the Non-Compete Period: (a) solicit any customer of the Companies; (b) solicit any contracts which were either being solicited by, or which were under contract with, the Companies by performing or causing to be performed any work which was either being solicited by, or which was under contract with, Sonic Foundry; or (c) induce any sales, operating, technical or other personnel of the Companies to leave the service, employ or business of the Companies. Minor agrees that he will not violate this Article Tenth: (a) directly or indirectly; (b) in any capacity, either individually or as a member of any firm; (c) as an officer, director, stockholder, partner or employee of any business; or (d) through or with any persons, relatives (either through blood or marriage), firms, corporations or individuals controlled by or associated with him (each and every such method of violation referred to in clauses (a) through (d) shall hereinafter be referred to as an “indirect violation”). Minor further agrees that doing or causing to be done any of the actions prohibited in this Article Tenth by means of an indirect violation shall constitute a violation of this Article Tenth as though violated by Minor, subject to all of the remedies to Sonic Foundry provided for herein and as otherwise provided by law.

Eleventh: Arbitration; Governing Law.

Any controversy or claim arising out of, or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in the City of Madison pursuant to the laws of the State of Wisconsin in accordance with the rules then obtaining of the America Arbitration Association, and judgments upon the award rendered my be entered in any court having jurisdiction thereof. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Wisconsin. The arbitrators shall have the power in their discretion to award attorneys’ fees and other legal costs and expenses to the prevailing party in connection with any arbitration.

Twelfth: Notices

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified mail to his residence, in the case of Minor, or to its principal office, in the case of Sonic Foundry.

Thirteenth: Waiver of Breach

The waiver by Sonic Foundry of a breach of any provision of this Agreement by Minor shall not operate or be construed as a waiver of any subsequent breach by Minor.

Fourteenth: Assignment

The rights and obligations of Sonic Foundry under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Sonic Foundry.

Fifteenth: Entire Agreement; Written Amendment

This instrument contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may only be amended, modified, extended or discharged and the provisions of this Agreement may only be waived by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

Sixteenth: Equitable Relief; Partial Enforcement

Sonic Foundry and Minor have agreed that violation or breach of Articles Sixth and Tenth will result in irreparable injury to the Companies and shall entitle the Companies to equitable relief in addition to any other remedies provided at law. Sonic Foundry and Minor have further agreed in the event that only a portion of Articles Sixth or Tenth shall be deemed enforceable or valid that portion of such Articles as shall be enforceable or valid shall be enforced. Sonic Foundry and Minor have further agreed that the court making a determination of the validity or enforceability of such Articles shall have the power and authority to rewrite the restrictions contained in such Articles to include the maximum portion of the restrictions included within such Articles as are enforceable, valid and consistent with the intent of the parties as expressed in such Articles.

Seventeenth: Duties Upon Termination. In the event the employment of Minor is terminated for any reason whatsoever, Minor shall deliver immediately to Sonic Foundry all computer software, correspondence, letters, contracts, call reports, price lists, manuals, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, petty cash, and all other materials and records of any kind and other embodiments of information that may be in Minor’s possession or under his control which belong to Sonic Foundry or have been obtained from Sonic Foundry by Minor, including any and all copies of such items previously described in this paragraph. Except as stated above, all salary, commissions, benefits and rights thereto cease as of the termination date.

Eighteenth: Payment of Legal Fees. To the extent permitted by law, the non-prevailing party in any litigation or arbitration relating to this Agreement or Minor’s employment hereunder shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by such party in the prevailing litigation or arbitration.

Nineteenth: Warranty and Indemnification. Minor warrants that he is not a party to an agreement or restrictive covenant which would prohibit his employment by Sonic Foundry or restrict his activities of employment with Sonic Foundry. Minor further agrees to indemnify and hold Sonic Foundry harmless from any and all suits, claims or damages which arise out of the assertion by any other person, firm or entity that such a restrictive covenant or agreement exists, has existed, or operates to control or restrict Minor’s activities or conduct of employment by Sonic Foundry.

Twentieth: Inducement or Coercion for Employment. Minor acknowledges that this Agreement has been executed by him without coercion by Sonic Foundry, and that no representations or inducements of any kind have been made or provided by Sonic Foundry to obtain Minor’s execution of this Agreement other than those specifically contained in this written document. Minor represents that he has been given the opportunity to review this Agreement with his own independent counsel, and that McBreen & Kopko is not representing Minor in connection with this Agreement or in any related matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SONIC FOUNDRY, INC.

By:	/s/ Rimas Buinevicius
Its:	Chief Executive Officer

/s/ Kenneth Minor
Kenneth Minor